Exhibit 10.1

Execution Copy

SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT

This SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT is effective as of October 1, 2010 (this “Agreement”) by and between Ellington Financial LLC, a Delaware limited liability company (the “Company”), and Ellington Financial Management LLC, a Delaware limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Company is a specialty finance company that specializes in acquiring and managing various mortgage-related assets;

WHEREAS, the Company has retained the Manager to manage the assets, operations and affairs of the Company pursuant to that certain Amended and Restated Management Agreement, dated as of July 1, 2009 the (“Previous Management Agreement”); and

WHEREAS, the Company and the Manager desire to amend and restate the terms of the Previous Management Agreement as described herein on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1. Definitions.

(a) “Adjusted Net Income” means, for any Incentive Calculation Period, the excess, if any, of (i) the Company’s Net Income for such period over (ii) the Loss Carryforward, if any, as of the end of the fiscal quarter immediately preceding such period; provided that for the purpose of this definition of Adjusted Net Income only, Net Income: (i) shall be determined after deducting all Quarterly Base Management Fee Amounts incurred during such period (including Quarterly Base Management Fee Amounts for the last fiscal quarter of such period), (ii) shall be determined before determining the Quarterly Incentive Fee Amount for the last fiscal quarter of such period, and shall be adjusted by reversing any Quarterly Incentive Fee Amount charges for prior fiscal quarters during such period, (iii) shall be determined before any non-cash equity compensation expenses for such period (including any such expenses remaining to be charged with respect to such period and reversing any other such expenses previously charged during such period), and (iv) shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges.

(b) “Affiliate” shall mean, with respect to any Person, any Person controlling, controlled by, or under common Control with, such Person.

(c) “Agreement” has the meaning assigned in the first paragraph.

(d) “Base Management Fee Annual Rate” means 1.50%.

(e) “Board of Directors” means the Board of Directors of the Company.

(f) “CDO” means a collateralized debt obligation.

(g) “Change of Control” means the occurrence of any of the following:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than EMG Holdings or any of its Affiliates; or

(ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than EMG Holdings or any of its Affiliates, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the voting capital interests of the Manager; or

(iii) the departure of Michael Vranos from senior management of Ellington, whether through resignation, retirement, withdrawal, Disability, death, or termination of employment with or without cause or for any other reason.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Common Shares” means the common shares, no par value per share, representing limited liability interests of the Company, but does not include any LTIP Unit.

(j) “Company” has the meaning assigned in the first paragraph; provided that all references herein to the Company shall, except as otherwise expressly provided herein, be deemed to include any Subsidiaries.

(k) “Company Account” has the meaning assigned in Section 5.

(l) “Confidential Information” means all non-public information, written or oral, obtained by the Manager in connection with the services rendered hereunder.

(m) “Compliance Policies” means the compliance policies and procedures of Ellington, as in effect from time to time.

(n) “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether by contract, voting equity, legal right or otherwise.

(o) “Cross Transactions” has the meaning assigned in Section 3(c).

(p) “Dedicated Officers” has the meaning assigned in Section 3(a).

(q) “Disability” occurs when a person is unable, due to a physical or mental condition, to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period, one selected by Ellington or its insurance carrier and the other selected by the person or his legal representative. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code and other applicable law.

(r) “Ellington” means Ellington Management Group, L.L.C., a Delaware limited liability company.

(s) “EMG Holdings” means EMG Holdings, L.P., a Delaware limited partnership.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u) “Expenses” has the meaning assigned in Section 9.

(v) “GAAP” means generally accepted accounting principles in effect in the U.S. on the date such principles are applied consistently.

(w) “Governing Instruments” means, with respect to any Person, the articles of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and partnership agreement in the case of a general or limited partnership or the articles or certificate of formation and operating agreement in the case of a limited liability company.

(x) “Hurdle Amount” means, with respect to any fiscal quarter, the product of (i) one-fourth of the Hurdle Rate for such fiscal quarter, (ii) the Hurdle Price Per Share for such fiscal quarter, and (iii) the average number of Common Shares and LTIP units outstanding for each day during such fiscal quarter.

(y) “Hurdle Price Per Share” means, with respect to any fiscal quarter, the sum of (i) the weighted average gross proceeds per share of all Company Common Share issuances up to the end of such fiscal quarter, with each such issuance weighted by both the number of shares issued in such issuance and the number of days that such issued shares were outstanding during such fiscal quarter, using FIFO accounting (i.e., attributing any share repurchases to the earliest issuances first) and (ii) the result obtained by dividing (A) retained earnings attributable to our Common Shares at the beginning of such fiscal quarter by (B) the average number of Common Shares outstanding for each day during such fiscal quarter. For purposes of determining the Hurdle Price Per Share, issuances of Common Shares (i) as equity incentive awards to the Manager, any Affiliates of the Manager or of the Company, or any of the respective directors, officers, employees, managers, members, partners, consultants, agents or representatives of the foregoing or of the Company, (ii) to the Manager as part of any compensation or payments from the Company, such as pursuant to Section 8(c) or (iii) to the Manager or any of its Affiliates in a privately negotiated transaction with the Company in which the purchase price and other terms of the transaction are not determined by a third party, shall be excluded from the calculation.

(z) “Hurdle Rate” means, with respect to any fiscal quarter, the greater of (i) 9% and (ii) 3% plus the Ten-Year U.S. Treasury Rate for such fiscal quarter.

(aa) “Incentive Calculation Period” related to any fiscal quarter means (i) if such fiscal quarter is a Transitional Fiscal Quarter, the period consisting of all Transitional Fiscal Quarters up to and including such Transitional Fiscal Quarter; and (ii) if such fiscal quarter is not a Transitional Fiscal Quarter, the period consisting of the four fiscal quarters ending with and including such fiscal quarter.

(bb) “Incentive Fee Rate” means 25%.

(cc) “Indemnitee” has the meaning assigned in Section 11(d).

(dd) “Indemnitor” has the meaning assigned in Section 11(d).

(ee) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Company, the Manager or Ellington and who are otherwise “independent” in accordance with the Company’s Operating Agreement and, at any time during which any securities of the Company are listed on the New York Stock Exchange or another securities exchange, the rules of the New York Stock Exchange or such other securities exchange, as applicable, as may be in effect from time to time.

(ff) “Initial Public Offering” means the initial public offering of the Common Shares.

(gg) “Investments” means the investments of the Company.

(hh) “Investment and Risk Management Committee” has the meaning assigned in Section 7(d).

(ii) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(jj) “Investment Guidelines” means the general criteria, parameters and policies relating to Investments as established by the Board of Directors, as the same may be modified from time-to-time.

(kk) “Last Appraiser” has the meaning assigned in Section 8(e).

(ll) “Loss Carryforward” means, as of the end of any fiscal quarter, the excess, if any, of (i) the Loss Carryforward as of the end of the immediately preceding fiscal quarter over (ii) the Company’s Net Income for such fiscal quarter (expressed as a positive number) or Net Loss for such fiscal quarter (expressed as a negative number), as the case may be, provided that the foregoing calculation of Loss Carryforward shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges.

(mm) “LTIP Unit” means a limited liability company interest which is designated as a LTIP Unit and which has the rights, preference and other privileges designated in the Company’s Operating Agreement in respect of holders of LTIP Units.

(nn) “Manager” means Ellington Financial Management LLC, a Delaware limited liability company.

(oo) “Net Income” means, with respect to any period consisting of one or more consecutive fiscal quarters, the Company’s net increase in shareholders’ equity resulting from operations for such period calculated in accordance with GAAP (or such equivalent GAAP measure based on the basis of presentation of the Company’s consolidated financial statements).

(pp) “Net Loss” means, with respect to any period consisting of one or more consecutive fiscal quarters, the Company’s net decrease in shareholders’ equity resulting from operations for such period calculated in accordance with GAAP (or such equivalent GAAP measure based on the basis of presentation of the Company’s consolidated financial statements).

(qq) “Operating Agreement” means the Company’s Amended and Restated Operating Agreement, originally dated as of August 17, 2007, and as amended from time to time.

(rr) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(ss) “Previous Management Agreement” has the meaning set forth in the recitals to this Agreement.

(tt) “PORTAL” means The PORTALSM Market, which is a subsidiary of The NASDAQ OMX Group, Inc.

(uu) “Principal Transaction” has the meaning assigned in Section 3(d).

(vv) “Quarterly Base Management Fee Amount” means, with respect to any fiscal quarter, the product of: (i) the Shareholders’ Equity as of the end of such fiscal quarter, and (ii) one-fourth of the Base Management Fee Annual Rate.

(ww) “Quarterly Incentive Fee Amount” means, with respect to any fiscal quarter, the excess, if any, of (i) the product of (A) the Incentive Fee Rate and (B) the excess of (1) the Adjusted Net Income for the related Incentive Calculation Period over (2) the sum of the Hurdle Amounts for each fiscal quarter comprising the related Incentive Calculation Period, over (ii) the sum of the Quarterly Incentive Fee Amounts for each fiscal quarter, other than the final fiscal quarter, comprising the related Incentive Calculation Period.

(xx) “Records” has the meaning assigned in Section 6(a).

(yy) “Representatives” means collectively the Manager’s Affiliates, officers, directors, employees, agents and representatives.

(zz) “SEC” means the United States Securities and Exchange Commission.

(aaa) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(bbb) “Services Agreement” has the meaning assigned in Section 2(c).

(ccc) “Shareholders’ Equity” means, as of the end of any fiscal quarter, the shareholders’ equity of the Company calculated in accordance with GAAP (before deductions for Quarterly Base Management Fee Amounts payable with respect to such fiscal quarter, and before deductions for Quarterly Incentive Fee Amounts payable with respect to such fiscal quarter), provided that Shareholders’ Equity will be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges.

(ddd) “Split Price Executions” has the meaning assigned in Section 3(e).

(eee) “Subsidiary” means any subsidiary of the Company, any partnership, the general partner of which is the Company or any subsidiary of the Company and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.

(fff) “Tax Preparer” has the meaning assigned in Section 7(f).

(ggg) “Ten-Year U.S. Treasury Rate” means, for any fiscal quarter, the average yield (expressed as a per annum rate) on U.S. Treasury securities adjusted to a constant maturity of ten years for the most recent week ending before (but not on) the beginning of such fiscal quarter that the Federal Reserve Board publishes in Federal Reserve Statistical Release No. H.15 (519) (currently published by the Federal Reserve at www.federalreserve.gov/releases/h15/current). In the event Federal Reserve Statistical Release No. H.15 (519) is not published or is otherwise unavailable, the Manager will determine the Ten-Year U.S. Treasury Rate in good faith in consultation with the Board of Directors.

(hhh) “Termination Fee” means, with respect to any termination or non-renewal of this Agreement with respect to which payment of the Termination Fee is required under Section 13 of this Agreement, a termination fee equal to the amount of three times the sum of (i) the average annual Quarterly Base Management Fee Amounts paid or payable with respect to the two 12-month periods ending on the last day of the latest fiscal quarter completed on or prior to the effective date of such termination and (ii) the average annual Quarterly Incentive Fee Amounts paid or payable with respect to the two 12-month periods ending on the last day of the latest fiscal quarter completed on or prior to the effective date of such termination; provided, however, to the extent any portion of the above-referenced two 12-month periods includes any fiscal quarters prior to July 1, 2009 (“Prior Quarters”), for purposes of calculating the Termination Fee only: (a) the Quarterly Base Management Fee Amounts paid or payable with respect to any Prior Quarter shall mean the sum of the base management fees paid or payable under the Previous Management Agreement with respect to such Prior Quarter and the special distributions paid or payable to the Manager with respect to such Prior Quarter pursuant to clause (i) of Section 5.5 of the Operating Agreement as in effect at that time and (b) the Quarterly Incentive Fee Amounts paid or payable with respect to any Prior Quarter shall mean the sum of the incentive fees paid or payable under the Previous Management Agreement with respect to such Prior Quarter and the special distributions paid or payable to the Manager with respect to such Prior Quarter pursuant to clause (ii) of Section 5.5 of the Operating Agreement as in effect at that time; and provided further that if two full 12-month periods have not elapsed under this Agreement and the Previous Agreement as of the last day of the latest fiscal quarter completed on or prior to the effective date of such termination, the Quarterly Base Management Fee Amounts and Quarterly Incentive Fee Amounts paid or payable for the second partial 12-month period shall be annualized for the purposes of calculating the Termination Fee.

(iii) “Transitional Fiscal Quarter” means a fiscal quarter ending on September 30, 2009, December 31, 2009, or March 31, 2010.

(jjj) “Treasury Regulations” means the Procedures and Administration Regulations promulgated by the U.S. Department of Treasury under the Code, as amended.

(kkk) “Valuation Notice” has the meaning assigned in Section 8(e).

2. Appointment and Duties of the Manager.

(a) Appointment. The Company hereby appoints the Manager to manage, operate and administer the assets, operations and affairs of the Company subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein in accordance with the provisions of this Agreement.

(b) Duties. The Manager shall manage, operate and administer the Company’s day-to-day operations, business and affairs, subject to the supervision of the Board of Directors, and shall have only such functions and authority as the Company may delegate to it, including, without limitation, the authority identified and delegated to the Manager herein. Without limiting the foregoing, the Manager shall oversee and conduct the Company’s investment activities in accordance with the Investment Guidelines attached hereto as Exhibit A, as amended from time to time, and other policies adopted and implemented by the Board of Directors. Subject to the foregoing, the Manager will perform (or cause to be performed) such services and activities relating to the management, operation and administration of the assets, liabilities and business of the Company as is appropriate, including, without limitation:

(i) serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other policies and criteria for the other borrowings and the operations of the Company for the approval by the Board of Directors;

(ii) investigating, analyzing and selecting possible Investment opportunities and originating, acquiring, structuring, financing, retaining, selling, negotiating for prepayment, restructuring or disposing of Investments consistent with the Investment Guidelines;

(iii) with respect to any prospective Investment by the Company and any sale, exchange or other disposition of any Investment by the Company, including the accumulation of assets for securitization, conducting negotiations on the Company’s behalf with sellers and purchasers and their respective agents, representatives and investment bankers, and owners of privately and publicly held real estate companies;

(iv) engaging and supervising, on the Company’s behalf and at the Company’s sole cost and expense, third party service providers who provide legal, accounting, due diligence, transfer agent, registrar, leasing services, master servicing, special servicing, banking, investment banking, mortgage brokerage, real estate brokerage, securities brokerage and other financial services and such other services as may be required relating to the Investments or potential Investments and to the Company’s other business and operations;

(v) coordinating and supervising, on behalf of the Company and at the Company’s sole cost and expense, other third party service providers to the Company;

(vi) serving as the Company’s consultant with respect to arranging for any issuance of mortgage-backed securities from pools of mortgage loans or mortgage backed securities owned by the Company;

(vii) coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with any joint venture or co-investment partners;

(viii) providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(ix) administering the Company’s day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(x) in connection with an Initial Public Offering and the Company’s subsequent, on-going obligations under the Sarbanes Oxley Act of 2002 and the Exchange Act, engaging and supervising, on the Company’s behalf and at the Company’s sole cost and expense, third party consultants and other service providers to assist the Company in complying with the requirements of the Sarbanes Oxley Act of 2002 and the Exchange Act;

(xi) communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xii) counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xiii) counseling the Company, and when appropriate, evaluating and making recommendations to the Board of Directors regarding hedging, financing and securitization strategies and engaging in hedging, financing, borrowing and securitization activities on the Company’s behalf, consistent with the Investment Guidelines;

(xiv) counseling the Company regarding the maintenance of the Company’s exclusion from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause the Company to maintain such exclusion from status as an investment company under the Investment Company Act;

(xv) assisting the Company in developing criteria for asset purchase commitments that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to mortgage loans, real estate, real estate related securities, other real estate related assets, asset-backed securities, non-real estate related assets and real estate operating companies;

(xvi) furnishing such reports to the Company or the Board of Directors that the Manager reasonably determines to be responsive to reasonable requests for information from the Company or the Board of Directors regarding the Company’s activities and services performed for the Company or any of its Subsidiaries by the Manager;

(xvii) monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xviii) investing or reinvesting any money or securities of the Company (including investing in short-term investments pending investment in other Investments, payment of fees, costs and expenses, or distributions to the Company’s shareholders), and advising the Company as to the Company’s capital structure and capital raising;

(xix) causing the Company to retain, at the sole cost and expense of the Company, qualified independent accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations, including soliciting shareholders for required information to the extent provided by the provisions of the Code and the Treasury Regulations applicable to the Company, and to conduct quarterly compliance reviews with respect thereto;

(xx) causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxi) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act and the Securities Act;

(xxii) taking all necessary actions to enable the Company to make required tax filings and reports and compliance with the provisions of the Code, and Treasury Regulations applicable to the Company, including, without limitation, the provisions applicable to the taxation of the Company as a partnership, and not an association or publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes;

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxiv) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxv) advising on, and obtaining on behalf of the Company, appropriate warehouse and similar credit facilities or other financings for the Investments consistent with the Investment Guidelines;

(xxvi) advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvii) performing such other services as may be required from time to time for management and other activities relating to the Company’s assets as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxviii) using commercially reasonable efforts to cause the Company to comply with all applicable laws.

(c) Services Agreement. The Manager will maintain that certain services agreement, dated August 17, 2007, by and between the Manager and Ellington (the “Services Agreement”) pursuant to which Ellington and its Affiliates will continue to provide the Manager the personnel, services and resources as needed by the Manager to enable the Manager to carry out its obligations and responsibilities under this Agreement, including due diligence, asset management and credit risk management. The Company will continue to be a named third party beneficiary of the Services Agreement.

(d) Service Providers. The Manager may engage Persons who are non-Affiliates, for and on behalf, and at the sole cost and expense, of the Company to provide to the Company acquisition, disposition, asset management, property management, leasing, financing, development, disposition of real estate and/or similar services customarily provided in connection with the management, operation and administration of a business similar to the business of the Company, pursuant to agreement(s) that provide for market rates and contain standard market terms.

(e) Reporting Requirements.

(i) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or cause to be prepared, with respect to any Investment (A) reports and information on the Company’s operations and asset performance and (B) other information reasonably requested by the Company.

(ii) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Operating Agreement or any other materials required to be filed with any governmental entity or agency, and shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm, currently PricewaterhouseCoopers LLP.

(iii) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Directors.

(f) Reliance by Manager. In performing its duties under this Section 2, the Manager shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

(g) Use of the Manager’s Funds. The Manager shall not be required to expend money in connection with any expenses that are required to be paid for or reimbursed by the Company pursuant to Section 9 of this Agreement in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by the Manager hereunder.

(h) Payment and Reimbursement of Expenses. The Company shall pay all expenses, and reimburse the Manager for the Manager’s expenses incurred on its behalf, in connection with any such services to the extent such expenses are payable or reimbursable by the Company to the Manager pursuant to Section 9.

3. Dedication; Other Activities.

(a) Devotion of Time. The Manager, through Ellington and its Affiliates, will provide a management team (including, without limitation, a chief executive officer and president, a chief operating officer, a chief financial officer, a chief investment officer, a controller, a legal officer and a secretary) along with appropriate support personnel, to deliver the management services to the Company hereunder. The members of such management team shall devote such of their working time and efforts to the management of the Company as the Manager deems reasonably necessary and appropriate for the proper performance of all of the Manager’s duties hereunder, commensurate with the level of activity of the Company from time to time; provided, however, that the Manager (i) shall, no later than the effective date of a registration statement filed by the Company with the Securities and Exchange Commission with respect to an Initial Public Offering, provide a dedicated chief financial officer who shall devote all or substantially all of his or her working time and efforts to his or her duties as the chief financial officer of the Company and (ii) shall have the right, but not the obligation, to provide a dedicated controller and a dedicated or partially dedicated internal legal counsel to the Company. If the Manager elects to provide a dedicated controller and/or a dedicated internal legal counsel to the Company, he or she shall devote all or substantially all of his or her working time and efforts to his or her duties as the controller or internal legal counsel. If the Manager elects to provide a partially dedicated internal legal counsel to the Company, such internal legal counsel shall be required to prioritize Company-related matters over non-Company matters. The dedicated chief financial officer provided by the Manager and any dedicated controller and dedicated or partially dedicated internal legal counsel that the Manager elects to provide, each of whom will be an employee of the Manager or one of its Affiliates, are referred to herein as “Dedicated Officers.” The Company shall have the benefit of the Manager’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its reasonable judgment, will materially adversely affect the performance of its obligations under this Agreement.

(b) Other Activities. Except to the extent set forth in clause (a) above, and subject to Ellington’s Compliance Policies, the Company’s conflicts of interest policy as it may exist from time to time, Ellington’s investment allocation policy as it may exist from time to time and the Company’s Investment Guidelines, nothing herein shall prevent the Manager, Ellington, EMG Holdings or any of their Affiliates or any of the officers, directors or employees of any of the foregoing, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of real estate, real estate related investment or non-real estate related investment or other mortgage loans (including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person are similar to those of the Company or in any way bind or restrict the Manager, Ellington, EMG Holdings or any of their Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager, Ellington, EMG Holdings or any of their Affiliates, officers, directors or employees may be acting.

(c) Cross Transactions. Cross transactions are transactions between the Company or one of its subsidiaries, on the one hand, and an account (other than the Company or one of its subsidiaries) that is managed or advised by the Manager, Ellington or one of Ellington’s other investment advisory affiliates, on the other hand (each a “Cross Transaction”). The Manager is authorized to execute Cross Transactions for the Company in accordance with applicable law and the Ellington Compliance Policies. The Company acknowledges that the Manager has a potentially conflicting division of loyalties and responsibilities regarding each party to a Cross Transaction. The Company may at any time, upon written notice to the Manager, revoke its consent to the Manager to execute Cross Transactions. In addition, unless approved in advance by a majority of the Company’s Independent Directors or pursuant to and in accordance with a policy that has been approved by a majority of the Company’s Independent Directors, all Cross Transactions must be effected at then-prevailing market prices.

(d) Principal Transactions. Principal transactions are transactions between the Company or one of its subsidiaries, on the one hand, and the Manager, Ellington, or any of their investment advisory affiliates (or any of the related parties of the foregoing, which includes employees of Ellington and their families), on the other hand (each a “Principal Transaction”). The Manager is only authorized to execute Principal Transactions with the prior approval of a majority of the Company’s Independent Directors and in accordance with applicable law. Certain Cross Transactions may also be considered Principal Transactions whenever the Manager, Ellington or any of their investment advisory affiliates (or any of the related parties of the foregoing, which includes employees of Ellington and their families) have a substantial ownership interest in of one of the transacting parties.

(e) Split Price Executions. The Manager is authorized to combine purchase or sale orders on the Company’s behalf together with orders for other accounts managed by the Manager, Ellington or any of their Affiliates and allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts (collectively, “Split Price Executions”). The Company acknowledges that the Manager has a potentially conflicting division of loyalties and responsibilities regarding each party to a Split Price Execution.

(f) Officers, Employees, Etc. The Manager’s or its Affiliates’ members, partners, officers, employees and agents may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as may be amended from time to time, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or such other Subsidiary, such Persons shall use their respective titles with respect to the Company or such Subsidiary.

(g) The Manager agrees to offer the Company the right to participate in all investment opportunities that the Manager determines, in its reasonable and good faith judgment based on the Company’s investment objectives, policies and strategies, and other relevant factors, are appropriate for the Company, subject to the Company’s Investment Guidelines and the exception that, in accordance with Ellington’s Compliance Policies, the Company might not participate in each such opportunity but will on an overall basis equitably participate with the Manager’s or any of its Affiliate’s other clients in all such opportunities. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to other investment companies, funds and advisory accounts. The Manager shall provide to the Company such information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to any investment company, fund or advisory account other than any fund or advisory account which contains only funds invested by the Manager (and not any funds of any of its clients or customers).

(h) The Manager is authorized, for and on behalf, and at the sole cost and expense of the Company, to employ such securities dealers for the purchase and sale of investment assets of the Company as may, in the good faith judgment of the Manager, be reasonably necessary for the best execution of such transactions taking into account all relevant factors, including but not limited to such factors as the policies of the Company, price, dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Manager is authorized to direct the execution of the Company’s portfolio transactions to dealers and brokers furnishing statistical information, research and other services deemed by the Manager to be useful or valuable to the performance of its investment advisory functions. Such services may be used by the Manager in connection with its advisory services for clients other than the Company, and such arrangements may be outside the parameters of the “safe harbor” provided by Section 28(e) of the Exchange Act.

(i) The Company agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file in a timely manner any registration statement required to be filed by the Company or to deliver any financial statements or other reports required to be delivered by the Company. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

4. Agency; Authority.

(a) The Manager shall act as the agent of the Company in originating, acquiring, structuring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or assets.

(b) In performing the services set forth in this Agreement, as an agent of the Company, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, including the following powers, subject in each case to the terms and conditions of this Agreement, including, without limitation, the Investment Guidelines:

(i) to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any Investment in a public or private sale;

(ii) to execute Cross Transactions;

(iii) to execute Principal Transactions;

(iv) to execute Split Price Executions;

(v) to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber Investments;

(vi) to purchase, take and hold Investments subject to mortgages, liens or other encumbrances;

(vii) to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon any Investment, irrespective of by whom the same were made;

(viii) to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity of any Investments, or to accept a deed in lieu of foreclosure;

(ix) to join in a voluntary partition of any Investment;

(x) to cause to be demolished any structures on any real estate Investment;

(xi) to cause renovations and capital improvements to be made to any real estate Investment;

(xii) to abandon any Investment deemed to be worthless;

(xiii) to enter into joint ventures or otherwise participate in investment vehicles investing in Investments;

(xiv) to cause any real estate Investment to be leased, operated, developed, constructed or exploited;

(xv) to cause the Company to indemnify third parties in connection with contractual arrangements between the Company and such third parties;

(xvi) to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area;

(xvii) to cause any property to be maintained in good state of repair and upkeep; and to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance;

(xviii) to use the personnel and resources of its Affiliates in performing the services specified in this Agreement;

(xix) to hire third party service providers subject to and in accordance with Section 2(d);

(xx) to designate and engage all third party professionals and consultants to perform services (directly or indirectly) on behalf of the Company or its Subsidiaries, including, without limitation, accountants, legal counsel and engineers; and

(xxi) to take any and all other actions as are necessary or appropriate in connection with the Company’s Investments.

(c) The Manager shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain as an agent on behalf of the Company one or more bank accounts in the name of the Company or any other Subsidiary (any such account, a “Company Account”), collect and deposit funds into any such Company Account and disburse funds from any such Company Account, under such terms and conditions as the Board of Directors may approve. The Manager shall from time-to-time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of Company.

6. Books and Records; Confidentiality.

(a) Books and Records. The Manager shall maintain appropriate books of account, records data and files (including without limitation, computerized material) (collectively, “Records”) relating to the Company and the Investments generated or obtained by the Manager in performing its obligations under this Agreement, and such Records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon one business day’s advance written notice. The Manager shall have full responsibility for the maintenance, care and safekeeping of all Records.

(b) Confidentiality. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder and shall not disclose Confidential Information, in whole or in part, to any Person other than to its Affiliates, officers, directors, employees, agents or representatives who need to know such Confidential Information for the purpose of rendering services hereunder or with the consent of the Company, except: (i) to Ellington and its Affiliates; (ii) in accordance with the Services Agreement or any advisory agreement contemplated by Section 2 hereunder; (iii) with the prior written consent of the Board of Directors; (iv) to legal counsel, accountants and other professional advisors; (v) to appraisers, creditors, financing sources, trading counterparties, other counterparties, third party service providers to the Company, and others (in each case, both those actually doing business with the Company and those with whom the Company seeks to do business) in the ordinary course of the Company’s business; (vi) to governmental officials having jurisdiction over the Company; (vii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (viii) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is, in the opinion of counsel, required to disclose Confidential Information, the Manager may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Manager agrees to exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager not resulting from the Manager’s violation of this Section 6(b), (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party without breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The Manager agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.

7. Obligations of Manager; Restrictions.

(a) Internal Control. The Manager shall (i) establish and maintain a system of internal accounting and financial controls designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws, (ii) maintain records for each Company Investment on a GAAP basis, (iii) develop accounting entries and reports required by the Company to meet its reporting requirements under applicable laws, (iv) consult with the Company with respect to proposed or new accounting/reporting rules identified by the Manager or the Company and (v) prepare quarterly and annual financial statements as soon as practicable after the end of each such period as may be reasonably requested and general ledger journal entries and other information necessary for the Company’s compliance with applicable laws and in accordance with GAAP and cooperate with the Company’s independent accounting firm in connection with the auditing or review of such financial statements, the cost of any such audit or review to be paid by the Company.

(b) Restrictions.

(i) The Manager acknowledges that the Company intends to conduct its operations so as not to become regulated as an investment company under the Investment Company Act, and agrees to use commercially reasonable efforts to cooperate with the Company’s efforts to conduct its operations so as not to become regulated as an investment company under the Investment Company Act. The Manager shall refrain from any action that, in its reasonable judgment made in good faith, (a) is not in compliance with the Investment Guidelines, (b) would cause the Company to fail to maintain its exclusion from status as an investment company under the Investment Company Act, or (c) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company’s Operating Agreement. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Operating Agreement.

(ii) The Manager shall require each seller or transferor of investment assets to the Company to make such representations and warranties regarding such assets as may, in the reasonable judgment of the Manager, be necessary and appropriate or as may be advised by the Board of Directors and consistent with standard industry practice. In addition, the Manager shall take such other action as it deems necessary or appropriate or as may be advised by the Board of Directors and consistent with standard industry practice with regard to the protection of the Investments.

(iii) The Company shall not invest in joint ventures with the Manager or any Affiliate thereof, unless (a) such Investment is made in accordance with the Investment Guidelines and (b) such Investment is approved in advance by a majority of the Independent Directors.

(c) Board of Directors Review and Approval. Subject to the terms of Ellington’s Compliance Policies and the Company’s conflicts of interest policy as it may exist from time to time, the Board of Directors will periodically review the Investment Guidelines and the Company’s portfolio of Investments but will not review each proposed Investment; provided that the Company may not acquire any Investment, sell any Investment, or engage in any co-investment that, pursuant to the terms of the Compliance Policies or the Company’s conflicts of interest policy, requires the approval of a majority of the Independent Directors unless such transaction has been so approved. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Investment Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, is appropriate. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence approval of the Board of Directors or the Independent Directors with respect to a proposed Investment.

(d) Investment and Risk Management Committee. The Manager shall maintain its investment and risk management committee (the “Investment and Risk Management Committee”), which as of the date hereof consists of the Company’s Chief Executive Officer and President, Chief Investment Officers, Chief Financial Officer and Chief Operating Officer. The

Investment and Risk Management Committee shall continue to advise and consult with the Manager with respect to the Company’s investment policies, investment portfolio holdings, financing and leveraging strategies and the Investment Guidelines. The Investment and Risk Management Committee shall continue to meet as regularly as necessary to perform its duties, as determined by the Investment and Risk Management Committee, in its sole discretion.

(e) Insurance. The Manager, or Ellington on behalf of the Manager, shall obtain, as soon as reasonably practicable, and shall thereafter maintain “errors and omissions” insurance coverage and such other insurance coverage which is customarily carried by managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

(f) Tax Filings. The Manager shall (i) assemble, maintain and provide to the firm designated by the Company to prepare tax returns on behalf of the Company and its subsidiaries (the “Tax Preparer”) information and data required for the preparation of federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations of the Company and its subsidiaries and supervise the preparation and filing of such tax returns, the conduct of such audits, examinations or proceedings and the prosecution or defense of such rights, (ii) provide factual data reasonably requested by the Tax Preparer or the Company with respect to tax matters, (iii) assemble, record, organize and report to the Company data and information with respect to the Investments relative to taxes and tax returns in such form as may be reasonably requested by the Company, (iv) supervise the Tax Preparer in connection with the preparation, filing or delivery to appropriate persons, of applicable tax information reporting forms with respect to the Investments and transactions involving the real estate (including, without limitation, information reporting forms, whether on Form 1099 or otherwise with respect to sales, interest received, interest paid, partnership reports and other relevant transactions); it being understood that, in the context of the foregoing, the Company shall rely on its own tax advisers in the preparation of its tax returns and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting the Manager’s obligation to provide the information, data, reports and other supervision and assistance provided herein, the Manager will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings.

8. Compensation.

(a) Base Management Fee. With respect to each fiscal quarter, the Manager shall receive a base management fee equal to the Quarterly Base Management Fee Amount. Within 45 days following the last day of each fiscal quarter, the Manager shall make available the quarterly calculation of the base management fee to the Company with respect to such quarter, and the Company shall pay the Manager the base management fee for such quarter in cash within 15 business days thereafter; provided, however, that such base management fee may be offset by the Company against amounts due to the Company by the Manager.

(b) Quarterly Incentive Fee. In addition to the base management fee, the Manager shall receive an incentive fee with respect to each fiscal quarter in an amount equal to the Quarterly Incentive Fee Amount.

(c) Computation and Payment of Quarterly Incentive Fee. Within 45 days after the end of each fiscal quarter, the Manager will compute the incentive fee with respect to such fiscal quarter, and the Company will pay the incentive fee with respect to such fiscal quarter within 15 business days following the delivery to the Company of the Manager’s written statement setting forth the computation of the incentive fee for such fiscal quarter. Ten percent (10%) of each incentive fee payable to the Manager hereunder will automatically be paid by the Company in Common Shares, with the balance paid in cash, unless the Manager notifies the Board before the first day of the last calendar month of the quarter to which such incentive fee relates that the Manager elects to receive a greater percentage of the incentive fee for such quarter in Common Shares. Notwithstanding the foregoing, the Manager may not elect to receive Common Shares as payment of its incentive fee except in accordance with all applicable securities exchange rules and securities laws (including prohibitions on insider trading). The number of Common Shares to be received by the Manager will be based on the fair market value of such Common Shares. Common Shares delivered as payment of the incentive fee will be immediately vested; provided that the Manager agrees not to sell such Common Shares prior to one year after the date such shares are issued to the Manager, and provided further that such transfer restriction will immediately terminate if this Agreement is terminated for any reason.

(d) Valuation of Incentive Fee Shares. Common Shares payable as incentive fee shall be valued as follows:

(i) If such shares are traded on a securities exchange, the value of such shares shall be deemed to be the average of the closing prices of the shares on such exchange during the last calendar month of the quarter to which such incentive fee relates;

(ii) if such shares are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales price as applicable over the thirty (30) calendar day period ending three (3) calendar days prior to the date of issuance of such shares;

(iii) if such shares are traded on PORTAL, the value shall be deemed to be the average of the sales price reported on PORTAL over the thirty (30) calendar day period ending three (3) calendar days prior to the date of issuance of such shares; and

(iv) if there is no active public market for such shares and such shares are not traded on PORTAL, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors of the Company.

(e) If at any time the Manager shall, in connection with a determination of fair market value made by the Board of Directors pursuant to clause (iv) of Section 8(d) above, (i) dispute such value in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and the Manager within ten (10) business days after the Manager provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and the Manager within not more than twenty (20) days after the Valuation Notice. In the event the Independent Directors and the Manager cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Independent Directors shall select one independent appraiser and the Manager shall select another independent appraiser within five (5) business days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) business days after their selection. Any valuation decision made by the appraisers shall be deemed final and binding upon the Board of Directors and the Manager and shall be delivered to the Manager and the Company within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate that deviated the furthest from the final valuation decision made by the appraisers and split by the parties if the difference between each of their estimates and the final valuation decision made by the appraisers is exactly the same.

(f) Notwithstanding the provisions of Sections 8(a), (8(b) and 8(c), in the event that the Company acquires or invests in (i) any equity of a CDO at issuance that is managed, structured or originated by Ellington, the Manager or any of their Affiliates, (ii) any investment fund, account or other investment that is managed, structured or originated by Ellington, the Manager or any of their Affiliates or (iii) a participating interest in the debt securities of an issuer of debt for which Ellington, the Manager or any of their Affiliates has received an origination fee, then in each such case the Quarterly Base Management Fee Amount and Quarterly Incentive Fee Amount payable by the Company to the Manager will in the aggregate be reduced by (or the Manager will otherwise rebate to the Company) an amount equal to the portion of any management fees, origination fees or structuring fees payable to the Manager, Ellington or their Affiliates that is allocable to the Company’s equity investment or participating interest, as the case may be, in such CDO, investment fund, other investment or debt securities for the same periods.

9. Expenses. The Company shall bear all of its operating expenses, except those specifically required to be borne by the Manager under this Agreement. The expenses required to be borne by the Company include, but are not limited to:

(a) issuance and transaction costs incident to the acquisition, disposition and financing of Investments;

(b) legal, regulatory, compliance, tax, accounting, consulting, auditing, administrative fees and expenses and fees and expenses for other similar services rendered to the Company by third-party service providers retained by the Manager;

(c) the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(d) the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing costs, etc.);

(e) expenses associated with securities offerings of the Company, including an Initial Public Offering;

(f) expenses relating to the payment of distributions;

(g) expenses connected with communications to holders of the Company’s securities and in complying with the continuous reporting and other requirements of the Exchange Act, the SEC and other governmental bodies;

(h) transfer agent, registrar and exchange listing fees;

(i) the costs of printing and mailing proxies, reports and other materials to the Company’s shareholders;

(j) costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for the Company;

(k) costs and out of pocket expenses incurred by directors, officers, employees or other agents of the Manager for travel on the Company’s behalf;

(l) the portion of any costs and expenses incurred by the Manager or its Affiliates with respect to market information systems and publications, research publications and materials that are allocable to the Company in accordance with the expense allocation policies of Ellington;

(m) settlement, clearing, and custodial fees and expenses;

(n) all taxes and license fees;

(o) all insurance costs incurred with respect to insurance policies obtained in connection with the operation of the Company’s business, including but not limited to insurance covering activities of the Manager and its employees relating to the performance of the Manager’s duties and obligations under this Agreement;

(p) costs and expenses incurred in contracting with third parties for the servicing and special servicing of assets of the Company;

(q) all other actual out of pocket costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(r) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(s) the costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency, all taxes and license fees and all insurance costs incurred on the Company’s behalf;

(t) expenses relating to any office or office facilities, including disaster backup recovery sites and facilities, maintained expressly for the Company and separate from offices of the Manager;

(u) the costs of the wages, salaries and benefits incurred by the Manager with respect to the Dedicated Officers described in Section 3(a) above; provided that (A) if the Manager elects to provide a partially dedicated in-house legal counsel to the Company rather than a fully dedicated in-house legal counsel, the Company shall be required to bear only a pro rata portion of the costs of the wages, salaries and benefits incurred by the Manager with respect to such in-house legal counsel based on the percentage of such counsel’s working time and efforts spent on matters related to the Company and (B) the amount of such wages, salaries and benefits paid to the Dedicated Officers shall be subject to the approval of the Compensation Committee of the Board of Directors; and

(v) all other costs and expenses approved by the Board of Directors.

Other than as expressly provided above, the Company will not be required to pay any portion of the rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates. In particular, the Manager is not entitled to be reimbursed for wages, salaries and benefits of its officers and employees, other than as described in Section 9(u) above.

Subject to any required Board of Directors approval, the Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of non-Affiliate third party accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

10. Expense Reports and Reimbursements. The Manager shall prepare a statement documenting the operating expenses of the Company incurred during each fiscal quarter, and deliver the same to the Company within 60 days following the end of the applicable fiscal quarter. Such expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company within 60 days following delivery of the expense statement by the Manager; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company from the Manager. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11. Limits of Manager Responsibility; Indemnification.

(a) Pursuant to this Agreement, the Manager will not assume any responsibility other than to render the services called for hereunder in good faith and will not be responsible for any action of the Board of Directors in following or declining to follow its advice or recommendations. The Manager, Ellington, EMG Holdings and their Affiliates, who may provide services hereunder or pursuant to the Services Agreement, their directors, officers, members, shareholders, managers, Investment and Risk Management Committee members, employees, agents successors and assigns will not be liable to the Company, any Subsidiary, any of their directors, officers, shareholders, managers, owners or partners except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.

(b) The Company hereby agrees to indemnify, defend and hold harmless the Manager, Ellington, EMG Holdings and their Affiliates, officers, directors, members, shareholders, managers, Investment and Risk Management Committee members, employees, agents, successors and assigns (collectively, “Manager Indemnified Parties”) from and against all liabilities, judgments, costs, charges, losses, expenses and claims, including attorneys’ fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties caused by (i) acts or omissions of any Manager Indemnified Party not constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement or (ii) claims by the employees of the Manager relating to the terms and conditions of their employment with the Manager. For the avoidance of doubt, none of the Manager Indemnified Parties will be liable for (i) trade errors that may result from ordinary negligence, such as errors in the investment-decision process (e.g. a transaction was effected in violation of the Company’s Investment Guidelines) or in the trade process (e.g. a buy order was entered instead of a sell order or the wrong security was purchased or sold or the security was purchased or sold at the wrong price) or (ii) acts or omissions of any Manager Indemnified Party made or taken in accordance with written advice provided to the Manager Indemnified Parties by specialized, reputable, professional consultants selected, engaged or retained by the Manager, Ellington, EMG Holdings and their Affiliates with commercially reasonable care, including without limitation counsel, accountants, investment bankers, financial advisers, and appraisers (absent bad faith, gross negligence, willful misconduct or fraud by a Manager Indemnified Party). Notwithstanding the foregoing, no provision of this Agreement will constitute a waiver or limitation of the Company’s rights under federal or state securities laws.

(c) The Manager hereby agrees to indemnify the Company and its directors and officers with respect to all liabilities, judgments, costs, charges, losses, expenses and claims, including attorney’s fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of (i) claims by third parties based on acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction or (ii) claims by the Manager’s employees relating to the terms and conditions of their employment with the Manager.

(d) The party seeking indemnity (“Indemnitee”) will promptly notify the party against whom indemnity is claimed (“Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that, Indemnitor notifies Indemnitee of its election to assume such defense and settlement within (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to Indemnitee, Indemnitee will (i) have the right to approve Indemnitor’s counsel (which approval will not be unreasonably withheld or delayed), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

(e) Reasonable expenses (including attorney’s fees) incurred by an Indemnitee in defense or settlement of a claim that may be subject to a right of indemnification hereunder may be advanced by the Company to such Indemnitee as such expenses are incurred prior to the final disposition of such claim; provided that, Indemnitee undertakes to repay such amounts if it shall be determined ultimately by a court of competent jurisdiction that Indemnitee was not entitled to be indemnified hereunder.

(f) The Manager, Ellington, EMG Holdings and their Affiliates shall remain entitled to exculpation and indemnification from the Company pursuant to this Section 11 (subject to the limitations set forth herein) with respect to any matter arising prior to the termination of this Agreement and shall have no liability to the Company in respect of any matter arising after such termination unless such matter arose out of events or circumstances that occurred prior to such termination.

12. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

13. Term; Termination.

(a) Term. This Agreement shall remain in full force through December 31, 2011, unless terminated by the Company or Manager as set forth below, and shall be renewed automatically for successive one year periods thereafter, until this Agreement is terminated in accordance with the terms hereof.

(b) Non-Renewal. Either party may elect not to renew this Agreement at the expiration of the initial term or any renewal term for any or no reason by notice to the other party at least 180 days, but not more than 270 days, prior to the end of the term. Upon a non-renewal of this Agreement by the Company pursuant to this section, the Company will pay the Manager the Termination Fee.

(c) Termination by the Company for Cause. At the option of the Company and at any time during the term of this Agreement, this Agreement shall be and become terminated upon 30 days’ written notice of termination from the Board of Directors to the Manager, without payment of the Termination Fee, if any of the following events shall occur:

(i) the Manager shall commit a material breach of any provision of this Agreement (including the failure of the Manager to use reasonable efforts to comply with the Company’s Investment Guidelines), which such material breach continues uncured for a period of 30 days after written notice of such breach;

(ii) the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of the board of directors or executive officers of the Manager) shall commit any act of fraud, misappropriation of funds, or embezzlement against the Company or shall be grossly negligent in the performance of its duties under this Agreement;

(iii) (A) the Manager shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Manager shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Manager any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 90 days; or (C) the Manager shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A) or (B) above; or (D) the Manager shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(iv) upon a Change of Control of the Manager.

(d) Termination by the Company Based on Performance. The Independent Directors will review the Manager’s performance annually at the Board’s regularly scheduled meeting during the Company’s third fiscal quarter, and, within 30 days after such Board meeting, this Agreement may be terminated upon the affirmative vote of at least two-thirds of the Independent Directors, or by the affirmative vote of the holders of at least a majority of the outstanding Common Shares, based upon unsatisfactory performance by the Manager that is materially detrimental to the Company or a determination by the Independent Directors that the management fees payable to the Manager hereunder are not fair, subject to the Manager’s right to prevent such a termination by accepting a mutually acceptable reduction of such management fees. The Board of Directors must provide at least 60 days’, but not more than 120 days’, prior notice to the Manager of any termination under this Section 13(d). Upon a termination of this Agreement pursuant to this Section 13(d), the Company will pay the Manager the Termination Fee.

(e) Termination by Manager.

(i) The Manager may terminate this Agreement effective upon 60 days prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period.

(ii) The Manager may terminate this Agreement in the event that the Company becomes regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event.

(iii) Upon the termination of this Agreement pursuant to this Section 13(e), but in the case of a termination under clause (ii) only if the Manager was not at fault for the Company becoming regulated as an investment company under the Investment Company Act, the Company will pay the Manager the Termination Fee.

(f) Survival. If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as otherwise expressly provided herein.

14. Action Upon Termination or Expiration of Term. From and after the effective date of termination of this Agreement pursuant to Section 13 herein, the Manager shall not be entitled to compensation for further services under this Agreement but shall be paid all compensation accruing to the date of termination, reimbursement for all Expenses and the Termination Fee, if applicable. For the avoidance of doubt, if the date of termination occurs other than at the end of a fiscal quarter, compensation to the Manager accruing to the date of termination shall also include: (i) base management fees equal to the Quarterly Base Management Fee Amount for such final fiscal quarter, taking into account only the portion of such final fiscal quarter that this Agreement was in effect, and with appropriate adjustments to all relevant definitions and (ii) incentive fees equal to the Quarterly Incentive Fee Amount for such final fiscal quarter, taking into account any Net Income only for the portion of such final quarter that this Agreement was in effect, with appropriate adjustments to all relevant definitions. Upon such termination or expiration, the Manager shall reasonably promptly:

(a) after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected and all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and through the termination date; and

(c) deliver to the Board of Directors all property and documents of the Company provided to or obtained by the Manager pursuant to or in connection with this Agreement, including all copies and extracts thereof in whatever form, then in the Manager’s possession or under its control.

15. Assignment. The Manager may not assign its duties under this Agreement unless such assignment is consented to in writing by a majority of the Company’s Independent Directors. However, the Manager may assign to one or more of its Affiliates performance of any of its responsibilities hereunder without the approval of the Company’s Independent Directors so long as the Manager remains liable for any such Affiliate’s performance and such assignment does not require the Company’s approval under the Investment Advisers Act of 1940.

16. Release of Money or other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or any Subsidiary, and the Manager’s records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. The Manager, Ellington, EMG Holdings and their Affiliates, directors, officers, managers and employees will not be liable to the Company, any Subsidiary, the Manager or any of their directors, officers, shareholders, managers, employees, owners or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with the terms hereof. The Company shall indemnify the Manager, Ellington, EMG Holdings and their Affiliates, officers, directors, Investment and Risk Management Committee members, employees, agents and successors and assigns against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with the Manager’s release of such money or other property to the Company in accordance with the terms of this Section 16. Indemnification pursuant to this Section 16 shall be in addition to any right of the Manager to indemnification under Section 11.

17. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission but only if such transmission is confirmed, or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

The Company:	Ellington Financial LLC 53 Forest Avenue – Suite 301 Old Greenwich, CT 06870 Attn: Laurence Penn, Chief Executive Officer Facsimile: 203-698-0869

With a copy to:

Ellington Financial LLC

53 Forest Avenue – Suite 301 Old Greenwich, CT 06870 Attn: Chief Operating Officer Facsimile: 203-698-0869

The Manager:	Ellington Financial Management LLC 53 Forest Avenue – Suite 301 Old Greenwich, CT 06870 Attn: Michael Vranos, Chief Executive Officer Facsimile: 203-698-0869

with a copy to:

Ellington Management Group, L.L.C. 53 Forest Avenue – Suite 301 Old Greenwich, CT 06870 Attn: General Counsel Facsimile: 203-698-0869

Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.

18. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

19. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

20. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to such state’s laws and principles regarding the conflict of interest laws (other than Section 5-1401 of the general obligations Law of the State of New York).

21. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

22. Titles Not to Affect Interpretation. The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

23. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

24. Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25. Principles of Construction. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.

26. Use of Name. The Company acknowledges that it has adopted its name through the permission of the Manager. The Manager hereby consents to the non-exclusive use by the Company of the name “Ellington Financial LLC” so long as the Manager serves as the manager of the Company. The Company agrees to indemnify and hold harmless the Manager, Ellington, EMG Holdings and their Affiliates from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorney’s fees and disbursements, which may arise out of the Company’s use or misuse of the name “Ellington Financial LLC” or out of any breach of or failure to comply with this Section 26.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

ELLINGTON FINANCIAL LLC

By:	/s/ Laurence Penn
	Name:	Laurence Penn
	Title:	Chief Executive Officer and President

THE MANAGER:

ELLINGTON FINANCIAL MANAGEMENT LLC

By:	/s/ Michael W. Vranos
	Name:	Michael W. Vranos
	Title:	Chief Executive Officer and President

[Signature Page to Management Agreement]

Exhibit A

INVESTMENT GUIDELINES OF ELLINGTON FINANCIAL LLC

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Second Amended and Restated Management Agreement, effective as of October 1, 2010, as the same may be amended from time to time (the “Management Agreement”), by and between Ellington Financial LLC (the “Company”) and Ellington Financial Management LLC (the “Manager”).

1.	No investment shall be made that would cause the Company to fail to qualify as a partnership under the Internal Revenue Code of 1986, as amended;

2.	No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act;

3.	The Company shall not enter into Cross Transactions, Principal Transactions or Split Price Executions with the Manager or any of its Affiliates unless (i) such transaction is otherwise in accordance with these guidelines and the Management Agreement and (ii) the terms of such transaction are at least as favorable to the Company as to the Manager or such Affiliate (as applicable);

4.	The Company shall use leverage as described in the registration statement on Form S-11 relating to the Initial Public Offering (the “IPO Registration Statement”).

5.	Any proposed investment that is outside those targeted or other asset classes or targeted platforms or opportunities mentioned or otherwise described in or contemplated by the IPO Registration Statement must be approved by at least a majority of the Independent Directors.

6.	Any loan transaction to or from the Company, on the one hand, and the Manager and its affiliates, on the other hand, must be approved by at least a majority of the Independent Directors.

These investment guidelines may be changed by the Company’s board of directors without the approval of its shareholders.